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                                                                    EXHIBIT 99.1

[MUNIMAE LOGO]                                           INFORMATION FOR RELEASE

MUNICIPAL MORTGAGE & EQUITY, LLC

            MUNIMAE ANNOUNCES FOLLOW-ON OFFERING OF ITS COMMON STOCK

BALTIMORE (March 2, 2004) - Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced today that it entered into an agreement to sell 1,950,000 common shares to RBC Capital Markets and Legg Mason Wood Walker, Inc. In addition, the Company granted the underwriters the option to purchase an additional 195,000 shares to cover any overallotments.

MuniMae expects to use the net proceeds from this offering to fund future investment opportunities, to reduce outstanding indebtedness and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of a prospectus with respect to this offering may be obtained at no charge from RBC Capital Markets, Dain Rauscher Plaza, 60 South Sixth Street, P17, Minneapolis, MN 55402; (612) 371-2818 or from Legg Mason Wood Walker, Inc., 100 Light Street, Baltimore, MD 21202; (410) 539-0000.

ABOUT MUNICIPAL MORTGAGE & EQUITY

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. For the year ended December 31, 2003, assets under management totaled $8.3 billion secured by 2,144 properties containing 240,388 units in 48 states. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 156 properties containing 36,556 units in 27 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements, including those about the prospective use of proceeds and the completion of the offering, that are forward looking in nature and reflect management's current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates.

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        MUNIMAE: TAX-EXEMPT DISTRIBUTIONS AND GROWTH THROUGH REAL ESTATE

                                 www.mmafin.com

CONTACTS
Investor Relations:
    Angela Richardson, 888/788-3863